Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2023 First Quarter Financial Results

First Quarter 2023 Highlights:

●	Total revenue of $143.4 million increased $75.5 million versus 2022 and $53.7 compared with 2019

●	Net loss available to stockholders of $0.4 million improved $42.6 million versus 2022

●	Adjusted EBITDA of $27.2 million increased $48.4 million versus 2022 and $5.1 million compared with 2019

●	Lindblad segment Net Yield per Available Guest Night of $1,205 increased 63% versus 2022 and 10% compared with 2019

●	Occupancy of 81% compared with 66% in 2022

●	Strong reservations for future travel with bookings for 2023 45% ahead of bookings for 2019 at the same point in 2019

●	Following the quarter, further increased financial flexibility through issuance of new senior secured notes

NEW YORK, May 3, 2023 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the first quarter ended March 31, 2023.

Dolf Berle, Chief Executive Officer, said “Lindblad is off to a great start in 2023 as the momentum we have generated since emerging from the pandemic continued in earnest during the first quarter. The strategic investments we have made to expand capacity and diversify our product portfolio are delivering strong results as new and returning guests are eager to explore the world’s most amazing destinations. We are also just beginning to tap into the expanded earnings potential of the Company. Demand for expedition travel continues to grow and as we further ramp occupancies, continue to broaden and deepen our offering of high-quality authentic experiences and maintain premium pricing levels, we are uniquely positioned to significantly ramp earnings and build long-term shareholder value in the years ahead.”

FIRST QUARTER RESULTS

Tour Revenues

First quarter tour revenues of $143.4 million increased $75.5 million, or 111%, as compared to the same period in 2022. The increase was driven by a $65.2 million increase at the Lindblad segment and a $10.3 million increase at the Land Experiences segment.

Lindblad segment tour revenue of $115.5 million increased $65.2 million, or 130%, compared to the first quarter a year ago primarily due to a 71% increase in available guest nights as we continued to ramp operations. The year-on-year growth was also driven by a 63% increase in net yield per available guest night to $1,205 due to increased pricing and broader fleet utilization, as well as from an increase in occupancy to 81% from 66% in the first quarter a year ago.

Land Experiences tour revenues of $27.9 million increased $10.3 million, or 59%, compared to the first quarter a year ago primarily due to the ramp in departures and higher pricing.

Net Income

Net loss available to stockholders for the first quarter was $0.4 million, $0.01 per diluted share, as compared with net loss available to stockholders of $43.0 million, $0.85 per diluted share, in the first quarter of 2022. The $42.6 million improvement primarily reflects the ramp in operations, which was partially offset by $1.5 million of income tax expense versus a $0.1 million tax benefit, in the first quarter a year ago due to the improved operating results and a $1.8 million increase in interest expense due to additional borrowings and higher rates.

Adjusted EBITDA

First quarter Adjusted EBITDA of $27.2 million increased $48.4 million as compared to the same period in 2022 driven by a $47.1 million increase at the Lindblad segment and a $1.3 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $26.1 million increased $47.1 million as compared to the same period in 2022, primarily due to increased tour revenues, partially offset by higher cost of tours and increased personnel costs related to the ramp in operations, increased commissions related to the revenue and bookings growth and higher marketing costs to drive future growth.

Land Experiences segment Adjusted EBITDA of $1.1 million increased $1.3 million as compared to the same period in 2022, primarily due to increased tour revenues, partially offset by higher cost of tours and increased personnel costs related to the ramp in operations, increased commissions related to the revenue and bookings growth and higher marketing costs to drive future growth.

	For the three months ended March 31,
(In thousands)	2023	2022	Change	%
Tour revenues:
Lindblad	$115,498	$50,274	$65,224	130%
Land Experiences	27,897	17,572	10,325	59%
Total tour revenues	$143,395	$67,846	$75,549	111%
Operating income (loss):
Lindblad	$12,118	$(33,569)	$45,687	NM
Land Experiences	348	(676)	1,024	NM
Total operating loss	$12,466	$(34,245)	$46,711	NM
Adjusted EBITDA:
Lindblad	$26,083	$(20,981)	$47,064	NM
Land Experiences	1,103	(239)	1,342	NM
Total adjusted EBITDA	$27,186	$(21,220)	$48,406	NM

Balance Sheet and Liquidity

The Company’s cash and cash equivalents, restricted cash and short-term securities were $120.7 million as of March 31, 2023, as compared with $129.6 million as of December 31, 2022. The decrease primarily reflects $2.1 million in cash from operations due to the strong operating performance and increased bookings for future travel, which was more than offset by $6.1 million in cash used by financing activities primarily related to principal and interest payments, and $6.4 million in cash used in purchasing property and equipment, predominantly related to maintenance on existing vessels.

As of March 31, 2023, the Company had a total debt position of $560.0 million and was in compliance with all of its applicable debt covenants.

Following the quarter, the Company issued $275.0 million of 9.00% senior secured notes, maturing 2028, with proceeds used primarily to pay the outstanding borrowings under the Company's previously existing export credit agreements. The senior secured notes are guaranteed on a senior secured basis by the Company and certain of the Company’s subsidiaries and are collateralized by certain of the Company’s assets.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2023 are as follows:

●	Tour revenues of $550 - $575 million

●	Adjusted EBITDA of $70 - $80 million

The Company has substantial advance reservations for future travel with strong gross bookings, partially offset by short-term cancellations. As of April 24, 2023, Lindblad segment bookings for travel during 2023 have increased 45% as compared with bookings for 2019 as of the same date in 2019.

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of April 24, 2023, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of February 20, 2023, there were 53.3 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on May 3, 2023, to discuss the earnings of the Company. The conference call can be accessed by dialing (833) 470-1428 (United States), (833) 950-0062 (Canada) and for all other locations please visit https://www.netroadshow.com/events/global-numbers?confId=49870. The access code is 745356. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”), and Classic Journeys, LLC (“Classic Journeys”).

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) events and conditions around the world, including war and other military actions, such as the current conflict between Russia and Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns about the state of the economy or other events impacting the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages and other potential disruptions to our business and operations related to COVID-19, the Russia-Ukraine conflict, the political unrest in Peru or another unexpected event; (iii) the impacts of inflation, COVID-19 and/or the Russia-Ukraine conflict on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth, fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate; (iv) the impacts of inflation and negative economic conditions or negative economic outlooks on the demand for future expedition travel; (v) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vi) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (vii) changes adversely affecting the business in which we are engaged; (viii) management of our growth and our ability to execute on our planned growth; (ix) our business strategy and plans; (x) our ability to maintain our relationship with National Geographic; (xi) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (xii) compliance with the financial and/or operating covenants in our debt arrangements; (xiii) the impact of severe or unusual weather conditions, including climate change, on our business; (xiv) adverse publicity regarding the travel and cruise industry in general; (xv) loss of business due to competition; (xvi) the result of future financing efforts; (xvii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xviii) the inability to meet revenue and Adjusted EBITDA projections; and (xix) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$83,984	$87,177
Restricted cash	36,740	28,847
Short-term securities	-	13,591
Marine operating supplies	8,880	9,961
Inventories	2,221	1,965
Prepaid expenses and other current assets	44,101	41,778
Total current assets	175,926	183,319

Property and equipment, net	534,492	539,406
Goodwill	42,017	42,017
Intangibles, net	10,760	11,219
Deferred tax asset	2,121	2,167
Right-to-use lease assets	3,992	4,345
Other long-term assets	4,960	5,502
Total assets	$774,268	$787,975

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$249,633	$245,101
Accounts payable and accrued expenses	53,388	71,019
Long-term debt - current	23,308	23,337
Lease liabilities - current	1,683	1,663
Total current liabilities	328,012	341,120

Long-term debt, less current portion	524,332	529,452
Deferred tax liabilities	1,486	-
Lease liabilities	2,582	2,961
Other long-term liabilities	89	88
Total liabilities	856,501	873,621

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	70,211	69,143
Redeemable noncontrolling interests	25,698	27,886
	95,909	97,029

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,243,007 and 53,177,437 issued, 53,175,702 and 53,110,132 outstanding as of March 31, 2023 and December 31, 2022, respectively	5	5
Additional paid-in capital	86,741	83,850
Accumulated deficit	(264,888)	(266,530)
Total stockholders' deficit	(178,142)	(182,675)
Total liabilities, mezzanine equity and stockholders' deficit	$774,268	$787,975

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	For the three months ended March 31,
	2023	2022

Tour revenues	$143,395	$67,846

Operating expenses:
Cost of tours	72,050	57,947
General and administrative	26,419	20,637
Selling and marketing	20,652	12,329
Depreciation and amortization	11,808	11,178
Total operating expenses	130,929	102,091

Operating income (loss)	12,466	(34,245)

Other (expense) income:
Interest expense, net	(10,467)	(8,715)
Gain on foreign currency	152	130
Other income	170	533
Total other expense	(10,145)	(8,052)

Income (loss) before income taxes	2,321	(42,297)
Income tax expense (benefit)	1,543	(149)

Net income (loss)	778	(42,148)
Net income (loss) attributable to noncontrolling interest	157	(427)
Net income (loss) attributable to Lindblad Expeditions Holdings, Inc.	621	(41,721)
Series A redeemable convertible preferred stock dividend	1,069	1,298
Net loss available to stockholders	$(448)	$(43,019)

Weighted average shares outstanding
Basic	53,128,100	50,757,126
Diluted	53,128,100	50,757,126

Undistributed loss per share available to stockholders:
Basic	$(0.01)	$(0.85)
Diluted	$(0.01)	$(0.85)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the three months ended March 31,
	2023	2022
Cash Flows From Operating Activities
Net income (loss)	$778	$(42,148)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	11,808	11,178
Amortization of deferred financing costs and other, net	681	701
Amortization of right-to-use lease assets	353	(9)
Stock-based compensation	2,902	1,828
Deferred income taxes	1,533	(149)
Change in fair value of contingent acquisition consideration	-	56
Gain on foreign currency	(152)	(130)
Write-off of unamortized issuance costs related to debt refinancing	-	9,004
Changes in operating assets and liabilities
Marine operating supplies and inventories	825	482
Prepaid expenses and other current assets	(2,323)	(4,890)
Unearned passenger revenues	4,532	29,563
Other long-term assets	(1,041)	(261)
Other long-term liabilities	(1)	845
Accounts payable and accrued expenses	(17,478)	(908)
Operating lease liabilities	(359)	-
Net cash provided by operating activities	2,058	5,162

Cash Flows From Investing Activities
Purchases of property and equipment	(6,425)	(7,522)
Sale of securities	15,163	-
Net cash provided by (used in) investing activities	8,738	(7,522)

Cash Flows From Financing Activities
Proceeds from long-term debt	-	360,000
Repayments of long-term debt	(5,809)	(334,684)
Payment of deferred financing costs	(21)	(10,781)
Repurchase under stock-based compensation plans and related tax impacts	(266)	(6)
Net cash (used in) provided by financing activities	(6,096)	14,529
Net increase in cash, cash equivalents and restricted cash	4,700	12,169
Cash, cash equivalents and restricted cash at beginning of period	116,024	172,693

Cash, cash equivalents and restricted cash at end of period	$120,724	$184,862

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$16,593	$3,613
Income taxes	89	58
Non-cash investing and financing activities:
Non-cash preferred stock dividend	$1,069	$1,298

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended March 31,
	2023	2022
Net income (loss)	$778	$(42,148)
Interest expense, net	10,467	8,715
Income tax expense (benefit)	1,543	(149)
Depreciation and amortization	11,808	11,178
Gain on foreign currency	(152)	(130)
Other income	(170)	(533)
Stock-based compensation	2,902	1,828
Other	10	19
Adjusted EBITDA	$27,186	$(21,220)

Reconciliation of Operating (Loss) Income to Adjusted EBITDA

Lindblad Segment	For the three months ended March 31,
	2023	2022
Operating income (loss)	$12,118	$(33,569)
Depreciation and amortization	11,152	10,741
Stock-based compensation	2,803	1,828
Other	10	19
Adjusted EBITDA	$26,083	$(20,981)

Land Experiences Segment	For the three months ended March 31,
	2023	2022
Operating income (loss)	$348	$(676)
Depreciation and amortization	656	437
Stock-based compensation	99	-
Adjusted EBITDA	$1,103	$(239)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the three months ended March 31,
	2023	2022
Net cash provided by operating activities	$2,058	$5,162
Less: purchases of property and equipment	(6,425)	(7,522)
Free Cash Flow	$(4,367)	$(2,360)

	For the three months ended March 31,
	2023	2022
Available Guest Nights	83,184	48,546
Guest Nights Sold	67,057	32,184
Occupancy	81%	66%
Maximum Guests	8,990	5,414
Number of Guests	7,354	3,661
Voyages	113	83

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended March 31,
	2023	2022
Guest ticket revenues	$102,614	$45,502
Other tour revenue	12,884	4,772
Tour Revenues	115,498	50,274
Less: Commissions	(7,816)	(4,405)
Less: Other tour expenses	(7,458)	(9,989)
Net Yield	$100,224	$35,880
Available Guest Nights	83,184	48,546
Gross Yield per Available Guest Night	$1,388	$1,036
Net Yield per Available Guest Night	1,205	739

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended March 31,
	2023	2022
Cost of tours	$57,095	$47,571
Plus: Selling and marketing	16,567	10,283
Plus: General and administrative	18,566	15,248
Gross Cruise Cost	92,228	73,102
Less: Commissions	(7,816)	(4,405)
Less: Other tour expenses	(7,458)	(9,989)
Net Cruise Cost	76,954	58,708
Less: Fuel Expense	(8,351)	(5,924)
Net Cruise Cost Excluding Fuel	68,603	52,784
Non-GAAP Adjustments:
Stock-based compensation	(2,803)	(1,828)
Other	(10)	(19)
Adjusted Net Cruise Cost Excluding Fuel	$65,790	$50,937
Adjusted Net Cruise Cost	$74,141	$56,861
Available Guest Nights	83,184	48,546
Gross Cruise Cost per Available Guest Night	$1,109	$1,506
Net Cruise Cost per Available Guest Night	925	1,209
Net Cruise Cost Excluding Fuel per Available Guest Night	825	1,087
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	791	1,049
Adjusted Net Cruise Cost per Available Guest Night	891	1,171

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.